UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Amy W Brinkley
   Bank of America Corporation
NC1-007-58-04
   NC, Charlotte 28255
2. Issuer Name and Ticker or Trading Symbol
   BANK OF AMERICA CORPORATION (BAC)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   1/3/2003
5. If Amendment, Date of Original (Month/Day/Year)
   1/3/2003
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman, Credit Risk Policy & Deputy Corporate Risk Management Executive
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
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
Common Stock        |1/3/ 2|      |F   | |538               |D  |           |3836               |D     |                           |
                    |003   |      |1   | |                  |   |           |                   |      |                           |
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Common Stock        |      |      |    | |                  |   |           |4251.565           |I     |Thrift Trust               |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
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
Preferred, Se|        |       |      |    | |           |   |     |     |Common Stock|       |       |277.16      |D  |            |
ries C       |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Option, Right|$48.4375|       |      |    | |           |   |     |01/03|Common Stock|       |       |150000      |D  |            |
 to buy      |        |       |      |    | |           |   |     |/2010|            |       |       |            |   |            |
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Option, Right|$53.28  |       |      |    | |           |   |     |01/31|Common Stock|       |       |210000      |D  |            |
 to Buy      |        |       |      |    | |           |   |     |/2011|            |       |       |            |   |            |
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Option, Right|$61.36  |       |      |    | |           |   |     |2/01/|Common Stock|       |       |250000      |D  |            |
 to Buy      |        |       |      |    | |           |   |     |2012 |            |       |       |            |   |            |
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Option, Right|$26.8125|       |      |    | |           |   |     |7/01/|Common Stock|       |       |190000      |D  |            |
 to Buy      |        |       |      |    | |           |   |     |2005 |            |       |       |            |   |            |
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Option, Right|$65.375 |       |      |    | |           |   |     |7/01/|Common Stock|       |       |30000       |D  |            |
 to Buy      |        |       |      |    | |           |   |     |2007 |            |       |       |            |   |            |
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Option, Right|$79.9375|       |      |    | |           |   |     |7/01/|Common Stock|       |       |100000      |D  |            |
 to Buy      |        |       |      |    | |           |   |     |2008 |            |       |       |            |   |            |
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             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. Disposition of shares to the issuer to satisfy the tax withholding obligation associated with the vesting of restricted stock. Shares indicate corrected amount withheld due to incorrect withholding rate initially provided by the Corporation's third pa rty vendor. The withholding and disposition of shares to the issuer is exempt under Rule 16b-3(e).
SIGNATURE OF REPORTING PERSON
Amy W Brinkley
Amy W. Brinkley